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                                                                    Exhibit 11.1

                 THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS


                                                        ACTUAL           PRO FORMA
                                                    -------------       ------------
                                                           FOR THE YEAR ENDED
                                                              NOVEMBER 1999
                                                       (in millions, except share
                                                          and per share amounts)

Earnings available to common
  stockholders...............................         $      2,708      $      2,550
                                                      ============      ============

Weighted-average number of common shares ....          475,883,756       475,378,473

Effect of dilutive securities:
  Restricted stock units.....................            5,657,350         5,871,943
  Stock options..............................            4,262,854         2,675,639
                                                      ------------      ------------
Dilutive potential common shares.............            9,920,204         8,547,582
                                                      ------------      ------------
Weighted-average number of common shares
  and dilutive potential common shares.......          485,803,960       483,926,055
                                                      ============      ============
BASIC EARNINGS PER SHARE.....................         $       5.69      $       5.36
                                                      ============      ============
DILUTED EARNINGS PER SHARE...................         $       5.57      $       5.27
                                                      ============      ============